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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the "AMENDMENT") is made and entered into as of July 31, 2000 (the "EFFECTIVE DATE") by and between PROMOTIONAL MARKETING, L.L.C., an Illinois limited liability company ("EMPLOYER", "COMPANY" or "UPSHOT"), JOHN R. KELLEY, JR. ("EXECUTIVE") and HA-LO INDUSTRIES, INC., an Illinois corporation ("HA-LO" or "ACQUIROR").

     WHEREAS, Employer and Executive have previously entered into an Employment Agreement, dated as of June 30, 1998, (the "EMPLOYMENT AGREEMENT"); and

     WHEREAS, effective November, 1999, Executive was appointed as the Chief Executive Officer and President of HA-LO; and

     WHEREAS, as of the date hereof, Executive is the Chief Executive Office of HA-LO and a Manager of UPSHOT;

     WHEREAS, the parties wish to further amend certain provisions of the Employment Agreement:

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. Each of the above recitals are incorporated in the Amendment and are binding upon the parties hereof. Capitalized terms used herein shall have the meaning set forth in Employment Agreement unless otherwise defined herein.

     2. Section 3 of the Employment Agreement shall be restated in its entirety as follows:

               "EMPLOYMENT SERVICES. During the Term of his employment pursuant to this Agreement, Executive shall render his services to the Company, or otherwise as Executive and Company shall mutually agree. In the performance of his duties to the Company hereunder, Executive shall report to the Managers of the Company (other than Executive) or to such other executive officer of the Company or its affiliates as the Majority of the Managers of the Company directs. During the Term of his employment pursuant to this Agreement, Executive shall render his services as Chief Executive Officer of HA-LO pursuant to the by-laws of HA-LO; Executive shall report directly to the Board of Directors of HA-LO. Executive shall devote all of his working time, efforts and his energy and skill to promote the interests of the Company and Acquiror (which shall include all subsidiaries and affiliates of the Company and Acquiror), and agrees that during the Term he will not engage in any other business activity or have business pursuits or interests except activities or interests which the Majority of the Managers reasonably determines do not conflict or interfere with the performance of the Executive's duties and obligations hereunder.


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          3.   Notwithstanding the terms of Section 4(a) of the Employment
               Agreement, from and after the Effective Date and throughout the remainder of the Term, Executive's Base Salary shall be five hundred thousand dollars ($500,000).

          4. Section 4(b) of the Employment Agreement shall be restated in its entirety as follows:

                    "OPTIONS. Concurrently with the execution of the Amendment, Acquiror shall execute and deliver to Executive Option Agreements, in substantially the forms attached to the Amendment as Exhibit A, pursuant to which Executive shall be granted, as of the Effective Date, the following options to purchase shares of common stock of Acquiror pursuant to the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) (or a successor plan thereto or a plan substantially thereto), which options shall terminate ten
                    (10) years from the date of grant:

                    (a) 100,000 options, vesting immediately on the Effective Date, at an exercise price per share equal to $6.00; it being understood that these options are being granted to Executive in consideration for his prior services as Chief Marketing Officer of Acquiror during 1999;

                    (b) 500,000 options, vesting immediately on the Effective Date, at an exercise price per share equal to the $5.0625 (the closing price of a share of common stock of Acquiror on the New York Stock Exchange on the Effective Date);

                    (c) 500,000 options, vesting on December 31, 2001, at an exercise price per share equal to the closing price of a share of common stock of Acquiror on the New York Stock Exchange on December 31, 2001; PROVIDED, HOWEVER, that (i) Executive is the Chief Executive Officer of Acquiror on December 31, 2001, and (ii) Acquiror has met its 2001 budget and business plan goals set by the HA-LO Compensation Committee and approved by Acquiror's Board of Directors; BUT PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, 125,000 of such options shall vest immediately in the event that a Significant Event (as hereinafter defined) shall occur prior to December 31, 2001, at an exercise price per share equal to $5.0625. For the purposes of the Amendment, a "SIGNIFICANT EVENT" shall mean the sale of a majority of the equity interests (whether by merger with a non-affiliate of Acquiror, by sale of equity interests or otherwise) or substantially all of the assets of the Company, HA-LO or the promotional products business of HA-LO;

                    (d) 500,000 options, vesting on December 31, 2002, at an exercise price per share equal to the closing price of a share of common stock of Acquiror on the New York Stock Exchange on December 31, 2002; PROVIDED, HOWEVER, that (i) Executive is the Chief Executive Officer of Acquiror on December 31, 2002, and (ii) Acquiror has met its 2002 budget and business plan goals set by the HA-LO Compensation Committee and approved by Acquiror's Board of Directors; BUT PROVIDED, HOWEVER, that

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                         notwithstanding anything herein to the contrary,
                         125,000 of such options shall vest immediately in the event that a Significant Event shall occur prior to December 31, 2001, at an exercise price per share equal to $5.0625;

                    (e) 75,000 options, at an exercise price per share equal to $5.0625, vesting on the date following the first thirty calendar day period during which the average closing price of Acquiror's common stock (as reported on the New York Stock Exchange for all trading days during such period) is greater than or equal to $10.125; PROVIDED, HOWEVER, that Executive remains the Chief Executive Officer of Acquiror on such date or retained such position at any time within ninety (90) days prior to the date of such measurement; and

                    (f) 75,000 options, at an exercise price per share equal to $5.0625, vesting on the date following the first thirty calendar day period during which the average closing price of Acquiror's common stock (as reported on the New York Stock Exchange for all trading days during such period) is greater than or equal to $15.1875; PROVIDED, HOWEVER, that Executive remains the Chief Executive Officer of Acquiror on such date or retained such position at any time within ninety (90) days prior to the date of such measurement."

     5. Section 4(c) of the Employment Agreement shall be amended by the addition of the following subsection 4(c)(v):

               "(v) Notwithstanding anything in this Section 4(c) to the contrary, the Executive shall (1) not be entitled to any Bonus for any Measurement Period commencing on or after January 1, 2001, and (2) be entitled to 58.33% of the Bonus he otherwise would receive for the Measurement Period of calendar year 2000."

     6. Except as otherwise provided herein, the terms and provisions of the Employment Agreement shall remain in full force and effect.



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     IN WITNESS WHEREOF, the parties hereto have executed the Amendment as of the date and year first above written.



EMPLOYER                                             EXECUTIVE

PROMOTIONAL MARKETING, L.L.C.


By: ----------------------------                   ---------------------------
Its: ---------------------------                   John R. Kelley, Jr.



HA-LO INDUSTRIES, INC.


By: ----------------------------
Its: ---------------------------




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